Exhibit 10.33

English Translation

Huiyou Digital (Shenzhen) Ltd.

Domestic and Overseas Mobile Phone Market

Cooperation Agreement for Mobile Phone Game Product

Preinstalling Technology

(Profit Sharing Mode)

2011-[8]- [23]

Party A:  Shenzhen Ouyinhua Information Consulting Co., Ltd. (hereinafter referred to as “Party A”)

Address: Rm 205, Block CD, Tianfa Building, Tian’an Digital City, Futian District, Shenzhen

Tel.: 0755-83432556

Fax: 0755-83432556-807

Contact person: Tian Jian

Party B:  Huiyou Digital (Shenzhen) Ltd. (hereinafter referred to as “Party B”)

Address: 818#, Block B, Zhenye Building, No.2014 Bao’an South Road, Luohu District, Shenzhen

Tel.: 0755-82043991

Fax: 0755-82043991

Contact person: Xiao Jian

Party A and Party B, adhering to the principles of mutual benefit and common development, fully leveraging on their respective resource advantages and on the basis of friendly negotiations, hereby enter into the following cooperation terms:

1.  Scope of Cooperation between Party A and Party B

1.1           Whereas Party A has the advantageous resources of mobile phone solution providers or mobile phone manufacturers (hereinafter referred to as “Party A’s Customers”) and Party B has the rich mobile phone games, it is agreed by both parties after adequate communications that the parties will commence their cooperation in relation to the pre-installing technology for mobile phone game products within the scope of the domestic and overseas mobile phone market. Party B will provide Party A’s Customers with mobile phone game products and Party A will cause Party A’s Customers to preinstall Party B’s mobile phone game products in the ROM of their mobile phone terminals.

1.2           Party A and Party B will cooperate with respect to the pre-installation of Party B’s mobile phone game products in the ROM of the mobile phone terminals of Party A’s Customers. Party B’s mobile phone game products have been added by Party B with the charging modules, which can charge the fees from the end users possessing the mobile phones of Party A’s Customers (hereinafter referred to as the “End Users”).

1.3           Party B will provide the mobile operator fee deduction channels, product operation and technical maintenance of mobile phone game products as well as the service for Party A’s Customers.

1.4           Party A and Party B will cooperate by sharing the income from the Party B’s mobile phone game products pre-installed in the ROM of the mobile phone terminals of Party A’s Customers in the form of prorated royalties.

2.  Rights and Obligations of Party A and Party B

2.1           Party A’s Rights and Obligations

2.1.1         Party A shall be responsible for customer expansion and cause Party B’s mobile phone game products to be pre-installed in the ROM of customers’ mobile phone terminals.

2.1.2         When the End Users have any question or complaint for Party B’s mobile phone game products, and Party A cannot independently deal with any of them, Party A shall have the right to demand Party B to provide assistance. Party B shall respond promptly within a reasonable time.

2.1.3         Party A has the right to use the trademarks, names or other relevant words, graphics and marks of Party B’s mobile phone game products during product making and publicity.

2.1.4       When Party A finds that any third party infringes on the copyright of Party B’s mobile phone game products, Party A shall be obligated to stop such infringement and provide Party B with the evidence proving the infringement of Party B’s copyright by a third party.

2.1.5         Party A shall be under an obligation to state in the documents, notices, product packages or publicity materials relating to Party B’s mobile phone game products that the developer and copyright owner of mobile phone games are Party B.

2.1.6         Party A warrants that Party B’s mobile phone game products will be only used for the pre-installation in the ROM of the mobile phone terminals of Party A’s Customers and shall not be separately priced or used for any other purpose.

2.1.7         Party A warrants that without Party B’s prior written consent, it will not modify the contents or form of Party B’s mobile phone game products.

2.1.8         Unless with Party B’s prior written consent, Party A shall not provide Party B’s mobile phone game products at any time, in any form and at any place solely to the entities other than Party A’s Customers for operation.

2.1.9         Unless with Party B’s prior written consent, Party A shall not cause the companies or entities other than Party B to pre-install mobile phone game products in the ROM of the mobile phone terminals of Party A’s Customers.

2.1.10  Party A shall have the responsibility to warrant the security of the mobile phone game products pre-installed in the ROM of the mobile phone terminals of Party A’s Customers and prevent programs from being stolen. If programs are stolen for any cause attributable to Party A or for inappropriate security measures, all the losses and legal liabilities arising therefrom shall be borne by Party A.

2.2           Party B’s Rights and Obligations

2.2.1         Party B shall assist Party A in fulfilling the subsequent maintenance and commercial follow-up work concerning Party A’s Customers.

2.2.2         Party B shall be responsible for the supporting work like the technology migration, product operation and technical maintenance of the mobile phone game products pre-installed in the ROM.

2.2.3         Party B shall complete the technology migration of mobile phone game products.

2.2.4         Party B shall be responsible for settlements of the cooperation income of both parties. Party B shall provide Party A with the inquiry system of cooperation income so that Party A makes payment distributions to Party A’s Customers.

2.2.5         Party B shall ensure that no dispute exists for the fee information of the mobile phone game products pre-installed in the ROM of mobile phone terminals. Party B shall be solely responsible for the complaints arising therefrom.

2.2.6         Party B shall timely pay Party A’s cooperation income to Party A pursuant to the provisions of this Agreement based on the data from Party B’s income statistical platform.

2.2.7         Party B warrants that the contents of the mobile phone game products provided by it are healthy and legal, do not infringe on the intellectual property of others and do not violate related national laws.

2.2.8         Party B warrants that all the mobile phone game products provided are lawfully owned by Party B and the intellectual property of mobile phone game products is owned by Party B and these products do not involve the intellectual property of any other company and individual. Party B undertakes that after mobile phone game products are put into operation, it will make necessary modifications and adjustments to mobile phone game products according to Party A’s feedback so as to further facilitate the sales through Party A’s channels.

3.  Distribution and Payment of Cooperation Income

3.1           Distribution principle of profits from cooperation between Party A and Party B: profit sharing mode. As for profit sharing, the profit sharing percentages of Party A and Party B are 70%: 30% (i.e. 30% for Party B). The cooperation conditions and settlement period for the customers developed by Party A are to be negotiated and contracted by Party A with Party A’s Customers. Party A shall directly make settlements with the customers developed by it and Party B will not be responsible for the settlements with Party A’s Customers.

3.2           The said profit sharing percentages are based on the cooperation between Party A and Party B under this Agreement. The income from Party B’s mobile phone game products pre-installed in the ROM of mobile phone terminals is subject to the data released by Party B’s statistical platform. The formula of specific profit distribution is as follows:

Party A’s monthly cooperation income = (income from Party B’s mobile phone game products pre-installed in the ROM of mobile phone terminals * (1 – bad debt 8%) * (1 – monthly commission rate of collection by operator) * 1 – business tax 5.5%) * 70%.

The commission rate of collection by operator described above shall be adjusted according to the adjustments made by local operators.

3.3           In order to encourage Party A to develop customer resources, Party B will separately pay relevant business development expenses to Party A within the cooperation period, in an amount of 15% of the shared profit payable by Party B to Party A for current month. Any change in the payment percentage of these expenses, if any, shall be agreed by both parties separately through consultation.

3.4           The actual settlement data between Party A and Party B is subject to Party B’s statistical platform data and calculated according to the said formula. Party B will provide Party A with the settlement budget report on the 20th day of next month. Party A and Party B shall make settlement once a month. During the settlement between the parties, they shall bear their respective tax liabilities and pay their respective taxes in connection with the settlement. Party A shall be solely responsible for settlements between Party A and Party A’s Customers and shall bear tax liabilities and pay taxes in connection with the settlement.  The specific settlement of domestic and overseas mobile phone market is as follows:

3.4.1         Regarding the income arising from the cooperation in the domestic mobile phone market, Party A and Party B shall make settlement once a month. The settlement period will be 40 days (for example, Party B will pay the settlement amount for January 1 to January 31 to Party A’s account on March 10. If the payment date falls on festival or holiday, the payment date will be postponed accordingly). Party A shall first issue the formal invoice to Party B within three working days after confirming settlement data. After receiving the formal invoice issued by Party A, Party B shall pay the cooperation budget amount to the account designated by Party A within the agreed settlement period.

3.4.2         Regarding the income arising from the cooperation in the overseas mobile phone market, Party A and Party B shall make settlement once a month. The settlement period will be 70 days (for example, Party B will pay the settlement amount for January 1 to January 31 to Party A’s account on April 10. If the payment date falls on festival or holiday, the payment date will be postponed accordingly). The data of Party B’s statistical platform shall be denominated in Euro. Party B shall issue to Party A the “Statement of Account” with currency in Renminbi on the 60th day, and the exchange rate for calculation shall be based on the exchange rate between Euro and Renminbi as published by the Bank of China on the date when such calculation is made. Party A shall issue the formal invoice to Party B within three working days of the receipt of the settlement amount.

3.5           Delayed settlement: if settlement is delayed for any cause attributable to the operator, Party B shall not be deemed to breach this Agreement and the actual settlement between Party A and Party B will be delayed accordingly. Party A shall negotiate to determine time and term of settlement after communicating with Party B.

3.6           Information on Party A’s account:

Account holder: Shenzhen Ouyinhua Information Consulting Co., Ltd.

Account bank: Ping An Bank Co., Ltd., Guiyuan Sub-branch, Shenzhen

Account No.: 0122100613272

In the event of any change of account information of Party A, Party A shall provide Party B with the revised account information within three working days of the receipt of the Statement of Account.  Otherwise, all losses of settlement arising therefrom shall be borne by Party A.

3.7           Party A agrees that Party B entrusts its wholly-owned subsidiary to handle the settlement of cooperation amount hereunder, i.e. Party A issues the invoice to Party B’s wholly-owned subsidiary and after receiving the invoice from Party A, Party B’s wholly-owned subsidiary makes payment to Party A’s account. Party A will be informed of the name of Party B’s wholly-owned subsidiary and any information in relation thereto at the time of the issuance of invoice and settlement.

4.  Term and Termination of Cooperation

4.1           This Agreement shall be valid for three years, commencing on August 23, 2011 and ending on August 22, 2014.

4.2           Upon expiry of the valid term of this Agreement, if Party A and Party B do not propose in writing to terminate this Agreement, this Agreement shall be automatically renewed for one year. If either party intends to terminate this Agreement upon expiry of the valid term of this Agreement, it shall notify the other party in writing one month in advance.

4.3           Upon expiry of the valid term of this Agreement, if Party A proposes to terminate this Agreement pursuant to Article 4.2 above, in order to guarantee the continuity of the service provided for Party A’s Customers, Party B shall have the right to directly enter into the cooperation agreements with Party A’s Customers and Party A shall offer reasonable and necessary assistance in this regard.

4.4           Except for the termination circumstances as provided by law, either party shall have the right to demand for the termination of this Agreement if the other party has any of the following circumstances:

4.3.1         Its relevant industry qualification is cancelled by any government administrative department.

4.3.2         The other party is merged or acquired or goes into bankruptcy or liquidation proceedings.

4.3.3         The purpose of this Agreement cannot be achieved due to the occurrence of force majeure.

4.3.4         Both parties cannot perform the obligations hereunder.

4.5           If Party A has any of the circumstances as set forth in Article 4.4 above, Party B shall terminate this Agreement pursuant to Article 4.4 in order to guarantee the continuity of the service provided for Party A’s Customers. Party B shall have the right to directly enter into the cooperation agreements with Party A’s Customers.

5.  Confidentiality Clause

5.1           Each party shall keep confidential all the user data acquired by reason of this business.

5.2           For the purpose of this Agreement, “proprietary information” means any information obtained by a party from the other party (the “Disclosing Party”) in the course of cooperation, which is developed, created or discovered by the Disclosing Party, or known by the Disclosing Party, or transferred to the Disclosing Party and which has the business value to the Disclosing Party’s business. Proprietary information includes, but is not limited to, business secrets, computer programs, design techniques, know-how, processes, data, business and product development plans, information of the customers relating to the business of the Disclosing Party and other information, or the confidential information received by the Disclosing Party from other party. Both parties understand that the Disclosing Party possesses and will possess the proprietary information and the proprietary information is very important to the Disclosing Party and the cooperation between both parties creates the confidential and trust relationship between both parties concerning the proprietary information.

5.3           Without the prior written consent of the Disclosing Party, the other party shall keep any proprietary information confidential and not use or disclose, give or transfer to any person or entity such confidential information, except to the extent necessary for performing the obligations hereunder normally and entering into cooperation agreements with Party A’s Customers directly under the circumstances specified herein. Following the termination of this Agreement, both parties shall continue to bear the relevant confidentiality obligations hereunder for two years from the date of termination of this Agreement.

5.4           Both parties shall undertake confidentiality liabilities for this cooperation and the specific contents of this Agreement. Without the prior written consent of the other party, neither party shall disclose the specific contents of this Agreement and other related contents to any third party.

5.5           Except as required for the work set forth herein, without the written consent of the other party, neither party shall use or reproduce the trademark, mark, business information, technical and other data of the other party.

6.  Warranty Clause

6.1           Each party states, represents and warrants to the other party that:

6.1.1         It is an independent legal entity duly established and validly existing.

6.1.2         It has the qualification to engage in the cooperation hereunder and such cooperation is in compliance with the requirements of its business scope.

6.1.3         Its authorized representative has been duly authorized to enter into this Agreement on its behalf.

6.1.4         It has the capacity to perform its obligations hereunder and such performance does not violate any legal restriction by which it is bound.

6.2           Party A warrants not to carry out reverse engineering, decompile or disassemble in any form the mobile phone game products provided by Party B nor use the same in any other manner that violates this Agreement or damages Party B’s interests.

6.3           Party A warrants to make settlement on the basis of the statistical sales data of the statistical platform data system provided by Party B and not to raise any objection to the sales data provided by Party B.

6.4           Party B warrants that:

6.4.1         It authorizes Party A to permit Party A’s Customers to pre-install Party B’s mobile phone game products in the ROM of their mobile phone terminals within the valid term of this Agreement.

6.4.2         It has the copyright or other lawful rights in respect of the mobile phone game products authorized to Party A’s Customers for pre-installation.

6.5           Party A and Party B shall duly exercise their rights and perform their obligations so as to ensure the smooth performance of this Agreement.

6.6           Party A warrants that Party A’s Customers will strictly comply with the provisions concerning Party A’s obligations and liabilities hereunder, including the provisions of confidentiality and protection of intellectual property rights in the agreements between Party A and Party A’s Customers, so that the proprietary information and intellectual property rights of Party B can be protected at the same level as that offered by this Agreement.

7.  Liabilities for Breach of Agreement

7.1           Except as otherwise provided for herein, if either party fails to perform its obligations hereunder in a sufficient and timely manner, such party shall bear the breaching liabilities and if such breach causes losses to the other party, such party shall compensate the direct and indirect economic losses suffered by the other party arising as a result thereof.

7.1.1         When Party A breaches this Agreement, Party B shall have the right to terminate this Agreement at any time. In addition to paying the liquidated damages of RMB20,000 to Party B, Party A shall compensate all the losses suffered by Party B arising therefrom. In the event that Party B terminates this Agreement by reason of Party A’s breach of this Agreement, in order to ensure the continuity of the service provided to Party A’s Customer, Party B shall have the right to directly enter into a cooperation agreement with Party A’s Customer and Party A shall offer reasonable and necessary assistance in this regard.

7.1.2         When Party B breaches this Agreement and fails to rectify its breach within 20 days after receiving the written notice from Party A in respect thereof, Party A shall have the right to terminate this Agreement and claim against Party B its economic losses arising therefrom.

7.2           Within the valid term of this Agreement and following the termination or discharge of this Agreement, Party A and Party B undertake not to provide any third party (including, but not limited to, any enterprise, business entity or organization having a business competition with the other party) with all information or materials concerning the business, technology, etc. of the other party, failing which Party A or Party B shall bear the corresponding liability and compensate all the losses incurred by the other party as a result thereof.

7.3           If, without the prior written consent of Party B, Party A causes any company or entity other than Party B to preinstall mobile phone game products in the ROM of the mobile phone terminals of Party A’s Customers, Party B shall have the right to claim the direct and indirect losses arising from customer loss from Party A.

8.  Disclaimer Clause

8.1           If either party suffers from economic losses or is prevented from performing this Agreement in whole or in part owing to any force majeure event that is unforeseeable and unavoidable and whose consequences are insurmountable (including the policy adjustments of operators and the adjustments of the relevant policies, laws and regulations), the party so affected shall not be liable for the losses of the other party. The party affected by the event of force majeure listed above shall immediately notify the other party in writing of the occurrence of that event, and shall within 15 days thereafter provide the other party with the details of the event as well as the documentary evidences explaining the reasons for its failure in performing this Agreement in whole or in part or its delay in performing this Agreement. Depending on the effect of the event upon the performance of this Agreement, both parties shall negotiate whether or not to continue to perform this Agreement or terminate this Agreement.

8.2           Neither Party A or Party B shall be liable to the other party for the system failure of operator, telecom channel blocking, hacker attack or illegal invasion, computer, virus infection or outbreak, and hardware and mobile phone game failures that are unavoidable after the same maintenance is made, as well as the system operation interruption, failure, information transmission error, omission or other problem arising from the interruption of power supply or other public equipment.

8.3           If games cannot be provided or cooperation stops or otherwise as a result of operator’s adjustment or act, Party B may unilaterally terminate the agreement with Party A. Party B shall not be deemed as breach of this Agreement and is not required to bear any liability for such termination.

8.4           Before signing this Agreement, Party A shall perform the compatibility test on the samples of mobile phone games as provided by Party B. If such test is not performed, Party A shall bear the consequences arising from the possible incompatibility. Party B guarantees that the product for installation provided by it is fully consistent with the tested product (excluding package and carrier).

9.  Miscellaneous

9.1           This Agreement constitutes the complete agreement between Party A and Party B with respect to the subject matter of this Agreement and supersedes all previous oral and written agreements, contracts or other forms of communications existing between the parties with respect to such subject matter, including the “Cooperation Agreement for Mobile Phone Game Product Preinstalling Technology (Profit Sharing Mode)” dated June 1, 2010 between the parties, with the exception of the requirement that the confidentiality arrangement between the parties and other express provisions shall not be superseded by this Agreement.

9.2           In case of any matter not mentioned herein, both parties may enter into a supplementary agreement or annex to make supplements, descriptions and explanations in respect of the relevant issues herein. Within the cooperation term, both parties may modify the terms of this Agreement in writing after reaching consensus through negotiations.

9.3           Any dispute arising from the formation, interpretation, performance and implementation of this Agreement or any breach hereunder may be resolved by both parties through consultation. If such dispute cannot be resolved through consultation, it shall be submitted to the court in the place where Party B is domiciled for litigation.

9.4           This Agreement shall become effective on the date when it is signed by the legal representatives or authorized representatives of both parties and affixed with their respective company seals.

9.4           This Agreement is executed in two originals, with each party hereto retaining one original, and both originals shall have the same legal effect.

Party A: Shenzhen Ouyinhua Information Consulting Co., Ltd.		Party B: Huiyou Digital (Shenzhen) Ltd.

(Signature & seal): [Seal of Shenzhen Ouyinhua		(Signature & seal): [Chop of Huiyou Digital

Information Consulting Co., Ltd. is affixed]		(Shenzhen) Ltd. is affixed]

Legal representative or authorized		Legal representative or authorized

representative:	/s/ Tian Jian	representative:	/s/

Date: August 23, 2011		Date: